Exhibit 3.2

N. Y. S. DEPARTMENT OF STATE
DIVISION OF CORPORATIONS AND STATE RECORDS                                                                                                                                                                                     ALBANY, NY 122310001

FILING  RECEIPT

ENTITY NAME: HARBREW IMPORTS, LTD.

DOCUMENT TYPE: INCORPORATION (DOM. BUSINESS)	COUNTY: NEWY

SERVICE COMPANY: UNITED CORPORATE SERVICES	SERVICE CODE: 37 *

FILED:09/08/1999 DURATION:PERPETUAL	CASH#:990908000275 FILM #:990908000257

ADDRESS FOR PROCESS	EXIST DATE
C/O SHERMAN CITRON & KARASIK	09/08/1999
152 WEST 57TH STREET
NEW YORK, NY 10019

REGISTERED AGENT

STOCK:200 NPV

FILER	FEES	220,00 PAYMENTS	220,
	FILING	125.00 CASH	0
SHERMAN CITRON & KARASIK	TAX	10.00 CHECK	0
152 WEST 57TH STREET	CERT	0.00 CHARGE	0
	COPIES	10.00 DRAWDOWN	220
		-7.00 BILLED	0

CERTIFICATE OF INCORPORATION
OF
Harbrew Imports, Ltd.

Under Section 402 of the Business Corporation

Law of the State of New York

The undersigned, being of"legal age, in order to form a corporation under and pursuant to the laws of the State of New York, do hereby set forth as follows:

FIRST: The name of the corporation is:

Harbrew Imports, Ltd.

SECOND: This corporation is formed to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of the State of New York, provided that it is not formed to engage in any act or activity which requires the consent or approval of any state official, department, board, agency or other body, without such approval or consent first being obtained.

THIRD: The office of the corporation in the State of New York shall be located in the County of New York.

                        FOURTH: The corporation shall be authorized to issue the following shares:

Class                                          Number of Shares                                         Par Value

COMMON                                          200                                                         NO PAR VATUE

Whenever shareholders of this corporation are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken, signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

FIFTH: The Secretary of State is designated as the agent of the corporation upon whom process against the corporation may be served, and the address to which the Secretary of State shall mail a copy of any process against the corporation served upon him is c/o Sherman Citron & Karasik, 152 West 57th Street, New York, New York 10019.

SIXTH: The shareholders or the Board of Directors of the corporation shall have the power to adopt, alter, amend or repeal the By-Laws of the corporation.

SEVENTH: (a) The corporation may, to the fullest extent permitted by Section 721 through 726 of the Business Corporation Law of New York, indemnify any and all directors and officers whom it shall have power to indemnify under the said sections from and against any and all of the expenses, liabilities or other matters referred to in or covered by such sections, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which the persons so indemnified may be entitled under any By-Law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity by holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefits of the heirs, executors and administrators of such a person.

                                    (b) A director of this Corporation shall not be personally liable to the Corporation or its shareholders for damages for any breach of duty in his or her capacity as a director, unless a judgement or other final adjudication adverse to him or her establishes that (i) his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, or (ii) he or she personally gained in fact a financial or other advantage to which he or she was not legally entitled or (iii) his or her acts violated Section 719 of the Business Corporation Law.

EIGHTH: A director or officer of the Corporation shall not, in the absence of fraud, be disqualified from his or her office by dealing with or contracting with the Corporation as vendor, purchaser or otherwise.

In the absence of fraud, no transaction, contract or act of the Corporation, the Board of Directors, the Executive Committee of the Board of Directors, or any other duly constituted committee, shall be void, voidable or affected by reason of the fact that any director or officer of the Corporation, or any firm of which any director or officer of the Corpáration is a member, or any corporation of which any director or officer of the Corporation is an officer, director, or shareholder, is in any way interested in the transaction, contract or act, if either:

(a) the fact of such common directorship, officership, or financial or other interest is disclosed or known to the Board of Directors or the Executive Committee, and the Board of Directors or the Executive Committee approves the transaction, contract or act by a vote sufficient for such purposes without the vote of such interested director, if any; provided that any such director may be counted in determining the presence of a quorum at any such meeting of.the Board of Directors or the Executive Committee; or

(b) the fact of such common directorship, officership or financial or other interest is disclosed or known to the shareholders entitled to vote on the transaction, contract or act and the transaction, contract or act is approved by vote of the shareholders entitled to vote thereon, whether or not the Board of Directors or the Executive Committee has approved the transaction, contract or act.

Any such transaction, contract or act which is ratified by a majority in interest of a quorum of the shareholders of the Corporation having voting power at any annual or special meeting called for such purpose, shall, if such common ownership or financial or other interest is disclosed in the notice of the meeting, be valid and as binding as though approved or ratified by every shareholder of the Corporation, except as otherwise provided by the laws of the State of New York.

IN WITNESS WHEREOF, we hereunto sign our names and affirm that the statements made herein are true under the penalties of perjury, this seventh day of September, 1999.

NAME	ADDRESS

/s/ ROBERT F. GILHOOLEY	10 Bank Street
Robert F. Gilhooley, Incorporator	White Plains, New York 10606

/s/MARIA F. GILHOOLEY	10 Bank Street
Maria R. Fischetti, Incorporator	White Plains, New York 10606

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